SCHEDULE C

Transactions in Securities

Transactions by Stilwell Activist Investments, L.P.

Nature of Transaction	Date	Number of Securities	Price Per Share	Total Purchase Price
Purchase of Common Stock	07/16/25	3,974	24.0000	95,376.00